Exhibit 4.56

ACCOUNTING AGREEMENT
RENEWAL 2014

This agreement is made this 19th day of February 2014 by and between

Paragon Shinning Inc., a Marshall Islands corporation having its registered office at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter the "Company" or "Paragon"),

and

Allseas Marine S.A., a Liberian corporation having its registered office at 80, Broad Street, Monrovia, Liberia and having established a branch office in Greece at 15, Karamanli Ave. 166 73 Voula, Athens, Greece, acting in their capacity as managers of vessels owned directly or through subsidiaries by Paragon (hereinafter "Allseas" or the "Manager") .

The purpose of this agreement is to set forth the terms and conditions of the renewal of the Accounting Agreement dated 19/02/2008, the Accounting Agreement Renewal dated 23/01/2010 as amended by an Addendum No. 1 dated 1/6/2010 and the Accounting Agreement Renewal dated 16/02/2012 entered into and signed between Paragon and Allseas (hereinafter the "Agreement")

In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

RENEWAL

The Agreement is hereby renewed for a further period of one (1) year effective as of 1st January 2014 (the "Term").

SERVICES

Allseas shall provide to Paragon Group the following services, which are enumerated herein below:

-	Preparation of the Paragon Group's quarterly financial statements;

-	If and when required, to have the quarterly financial statements reviewed and to have the annual financial statements audited by Paragon's appointed auditor;

-	Provision of financial data as required for press releases, quarterly and ad-hoc;

-	Monitoring of US GAAP developments and SEC rules and pronouncements to assess any impact on Paragon's financial statements and accounting policies;

-	Coordination and liaison with Paragon's auditing and legal firms in connection with the preparation of quarterly management and annual audited financial statements;

-	Auditing of various accounting policies on an ad-hoc basis;

-	Assisting with the preparation and filing of the Paragon Group's annual report (From 20F) with the SEC;

-	General assistance with Paragon's financial reporting requirements as and when required;

FEE

In consideration of its services hereunder, Allseas will be paid as follows:

A)
In consideration of the financial accounting services provided hereunder, a Financial Accounting Service Fee of  € 250.000 (Two Hundred and Fifty Thousand Euros) per annum, paid quarterly in arrears on the last business day of each quarter, commencing with the first payment on the 30th March 2014; and

B)
In consideration of the financial reporting services provided hereunder, a Financial Reporting Fee of US$ 30,000 (Thirty Thousand US Dollars) per Vessel per annum, paid quarterly in arrears on the last business day of each quarter, commencing with the first payment on the 30th March, 2014;

The Financial Accounting Service Fee and the Financial Reporting Fee shall be reviewed by the Paragon Board of Directors annually.

This Agreement shall form an integral part of the Agreement.

All other terms and conditions of the Agreement shall remain unaltered and in full force and effect.

IN WITNESS WHEREOF the parties signed the present document the day and year first above written.

For and on behalf of,

PARAGON SHIPPING INC.		ALLSEAS MARINE S.A.

	/s/Maria Sefanou		/s/ George Skrimizeas
By:	MARIA STEFANOU	By:	GEORGE SKRIMIZEAS
	Corporate Secretary		President/Director